                                                                                                                     Exhibit 99.1

LRAD® Corporation Reports First Quarter Fiscal 2015 Financial Results

Mass Notification and International Revenues Drive 15% Growth

SAN DIEGO, CA – February 5, 2015 - LRAD Corporation (NASDAQ: LRAD), the world’s leading provider of long range acoustic hailing devices (AHDs) and advanced mass notification systems, today reported financial results for the first quarter of fiscal 2015, ended December 31, 2014.

First Quarter Fiscal 2015 Financial Highlights

●	Revenues: First quarter 2015 revenues grew by $562,000 or 15% to $4.4 million, compared to $3.8 million in the first quarter of 2014, driven by continued revenue growth in international markets.

●	Net Income: Net Income totaled $506,000, or $0.01 per diluted share, an increase of $374,000, compared to $132,000, or $0.00 per diluted share, reported during the first quarter of 2014.

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Balance Sheet: Cash totaled $20.1 million at December 31, 2014, a decline of $3.8 million from the $23.9 million reported at September 30, 2014, in part due to the investment of $3.1 million in short and long-term marketable securities during the quarter ended December 31, 2014. Working Capital decreased to $25.8 million from $27.7 million over the same period as nearly $2.5 million of marketable securities purchased during the quarter were classified as long-term.

“Asian Navy, international public safety, and several follow-on mass notification orders drove 15% revenue growth during what is traditionally our slowest seasonal quarter,” commented Tom Brown, President and CEO of LRAD Corporation.

Select Operating and Business Highlights

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Omnidirectional product line revenues have grown to 15% of total revenues and doubled compared to the first quarter of fiscal 2014. The Company received multiple follow-on orders from cities and towns in Asia during the quarter.

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Shipped the first units of the newly launched LRAD 450XL to the New York National Guard for vehicle applications. The LRAD 450XL uses an enhanced, patent pending technology to provide the output of a unit almost twice its size and weight.

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Shipped the first units of the newly launched LRAD 500RX for Asian Coast Guard installations. The LRAD 500RX can be remotely operated across any IP network, enabling system operators to respond to potential threats from a safe location while creating a completely unmanned security solution.

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Participated in a number of trade shows during the quarter, including the Association of the United States Army (AUSA) in Washington, D.C., International WorkBoat Show & Annual Conference in New Orleans, LA, as well as displaying mass notification products at IAEM-USA 2014 Annual Conference & EMEX in San Antonio, Texas.

“Fiscal 2015 is off to a good start as we continue to make progress in each of our mass notification, public safety, defense, homeland security and wildlife business areas,” Brown continued. “We’re also pursuing large opportunities in the mass notification market and with the United States militaries. While these opportunities are taking time to develop, we believe we are well positioned with the right product offerings and anticipate further progress throughout this year.”

Webcast and Conference Call Details

Management will host a conference call to discuss the first quarter of fiscal 2015 financial results this afternoon at 4:30 p.m. ET. The conference call can be accessed by dialing toll-free at 888-567-1602, or toll/international at 862-255-5346. A webcast will also be available at the following link: http://www.visualwebcaster.com/event.asp?id=101371. A replay of the call will be available two hours after the airing of the call, and available for 90 days at the aforementioned webcast link. Questions to management may be submitted during the call by emailing them to: investor@lradx.com.

About LRAD Corporation

LRAD Corporation manufactures long range communication devices to peacefully resolve uncertain situations and save lives on both sides of its proprietary Long Range Acoustic Device®. LRAD® systems are being sold into 70 countries around the world in diverse applications including fixed and mobile military deployments, maritime security, critical infrastructure and perimeter security, commercial security, border and port security, law enforcement and emergency responder communications, emergency warning and mass notification, asset protection and wildlife preservation and control. For more information about the Company and its LRAD systems, please visit www.lradx.com.

Forward-looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. These risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management's expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the "Risk Factors" section of the Company’s Form 10-K for the fiscal year ended September 30, 2014. LRAD Corporation disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

Company Contact

E. Brian Harvey

Director, Investor Relations and Capital Markets

858.753.8974

ebharvey@lradx.com

LRAD Corporation

Consolidated Balance Sheets

(000's omitted)

	December 31,
	2014	September 30,
	(Unaudited)	2014

ASSETS
Current assets:
Cash and cash equivalents	$20,090	$23,895
Short-term marketable securities	626	-
Accounts receivable, net	2,487	4,284
Inventories, net	4,393	3,896
Prepaid expenses and other	470	524
Total current assets	28,066	32,599
Lont-term marketable securities	2,498	-
Property and equipment, net	379	360
Intangible assets, net	52	54
Prepaid expenses and other - noncurrent	720	766
Total assets	$31,715	$33,779

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$936	$830
Accrued liabilities	1,286	4,088
Total current liabilities	2,222	4,918
Other liabilities - noncurrent	153	158
Total liabilities	2,375	5,076
Total stockholders' equity	29,340	28,703
Total liabilities and stockholders' equity	$31,715	$33,779

LRAD Corporation

Consolidated Statements of Operations

(000's omitted except share and per share amounts)

(Unaudited)

	Three months ended
	December 31,
	2014	2013

Revenues	$4,385	$3,823
Cost of revenues	2,026	1,878
Gross profit	2,359	1,945

Operating expenses:
Selling, general and administrative	1,402	1,424
Research and development	477	394
Total operating expenses	1,879	1,818

Income from operations	480	127
Other income	26	5
Income from operations before income taxes	506	132
Income tax expense	-	-
Net income	$506	$132

Net income per common share:
Basic	$0.02	$0.00
Diluted	$0.01	$0.00
Weighted average common shares outstanding:
Basic	33,236,489	33,028,646
Diluted	33,785,996	33,473,582